Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Arbinet-thexchange, Inc. Registration Statements on Form S-8 (Nos. 333-125550 and 333-149808), pertaining to the stock incentive plans, as amended, of our report dated March 13, 2009, with respect to the consolidated financial statements and schedule of Arbinet Corporation (formerly known as Arbinet-thexchange, Inc.) and subsidiaries, included in this Form 10-K for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Iselin, New Jersey
March 17, 2010